Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

FOR

GERALD L. BRICKEY

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT FOR GERALD BRICKEY (“Agreement”), dated effective as of March 26, 2008, is by and between COWLITZ BANCORPORATION, a Washington corporation (the “Company”), Cowlitz Bank, a Washington banking corporation (the “Bank”) (hereinafter the Company and the Bank are collectively referred to as the “Employer”), and GERALD L. BRICKEY (“Executive”).

1. Amendments to Employment Agreement. The following provisions of the Employment Agreement for Gerald L. Brickey dated effective as of December 28, 2005 (the “Employment Agreement”) are amended as set forth below:

a.	Section 7 of the Employment Agreement is amended to read as follows:

“7. “Good Reason”.

7.1 Good Reason for Executive’s resignation means (i) any one or more of the conditions set forth in 7.2(a) through (d) exists without Executive’s consent, (ii) Executive provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition, (iii) the Company has a 30-day following receipt of such notice to remedy the condition and fails to do so, and (iv) the Executive resigns within twelve months of such event occurring.

7.2 Conditions for “Good Reason” termination by Executive are as follows:

(a)	A material diminution in the Executive’s base compensation;

(b)	A material diminution in the Executive’s authority, duties, or responsibilities

(c)	A material change in the geographic location at which the Executive must perform the services under this Agreement; or

(d)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report.”

b.	Section 8(b) of the Employment Agreement is amended to read as follows:

“(b)

Without Cause of Good Reason. If Executive’s employment is terminated by Employer without Cause, or by Executive for Good Reason, the Bank will pay Executive a severance benefit equal to twelve (12) months of Base Salary, based on the highest Base Salary paid to Executive in the preceding twelve months (the “Severance Benefit”), subject to statutory payroll deductions. The Severance Benefit will be paid in installments over twelve months, starting the month following termination, in accordance with Employer’s standard payroll procedures. Receipt of the Severance Benefit is conditioned on Executive having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Executive having revoked the Separation Agreement. Receipt and continued receipt of the Severance benefit is further conditioned on Executive not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement.”

c.	Section 8(d) of the Employment Agreement is amended to read as follows:

“(d)	Termination Related to Change in Control. A “Change in Control” occurs if:

(i) the Company merges or consolidates with another corporation and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Company’s voting securities immediately before the merger or consolidation;

(ii) any person, entity, or group of persons or entities, other than through merger or consolidation, acquires a majority of the Company’s outstanding stock or substantially all of the Company’s assets; or

(iii) a majority of the Company’s Board of Directors is removed from office by a vote of the Company’s shareholders over the recommendation of the Board.

After announcement of a proposed Change in Control and for a period continuing for two years following a Change in Control, in the event Employer terminates Executive’s employment without Cause or Executive provides notice of the existence of a Good Reason, as defined in Section 7.2, within such two-year period (and ultimately terminates his employment for such Good Reason whether within such two-year period or subsequently following the notice and cure period set forth in Section 7.1), instead of receiving the Severance Benefit set forth in Section 8(b) above, Executive shall receive (i) 24 months of Base Salary, based on Executive’s highest Base Salary in the two years preceding termination, (ii) an amount equal to two times the Executive’s highest annual bonus paid in the two years preceding termination, and (iii) continuing insurance benefits for the Executive and dependents substantially similar to benefits received immediately prior to the Change in Control and with the same contribution rate towards the premium applicable at the Date of Termination or at the date of Change in Control, if greater, for 24 months (collectively the “Change in Control Benefit”). If the Employer benefit plans do not permit continued participation by the Executive following termination of employment, Employer shall include in the lump sum payment of the Change in Control Benefit an amount equal to the premiums (estimated in good faith by Employer) that Employer would have paid under such benefit plans for Executive’s continued participation for a 2-year period. Receipt of the Change in Control Benefit is conditioned on Executive having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Executive having revoked the Separation Agreement. The cash Change in Control Benefit shall be paid in a lump sum upon Employer’s receipt of the Executive’s Separation Agreement and the revocation period having expired without Executive having revoked the Separation Agreement. Receipt of the Change in Control Benefit is further conditioned on Executive not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement.

d.	Section 8(h) is added to the Employment Agreement as follows:

“(h)

409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s “separation of service” with the Company, he is a “specified employee” as such terms are defined in Section 409A of the Internal Revenue Code and regulations promulgated thereunder, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute “deferred compensation” subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of: (a) the date that is six (6) months following Executive’s termination of employment with the Company or (b) the Executive’s death, unless the payment or distribution is exempt from the application of Section 409A. In the event any of Executive’s benefits that are paid in installments under this Agreement are subject to the six-month delay set forth in this Section 8(h), the first installment payment shall be made in the seventh month following termination of employment and shall equal the aggregate installment payments Executive would have received during the first six months plus the payment Executive is otherwise entitled to receive for the seventh month.

2. Except as specifically set forth herein, the Employment Agreement as previously executed shall continue in full force and effect as written.

3. ADVICE OF COUNSEL. Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party be reason of the drafting or preparation hereof.

IN WITNESS WHEREOF, the parties have signed this Agreement effective on the day and year first above written.

EXECUTIVE:

/S/ Gerald L. Brickey
Gerald L. Brickey

COWLITZ BANCORPORATION

By:	/S/ Richard J. Fitzpatrick
Richard J. Fitzpatrick, President and CEO

COWLITZ BANK

By:	/S/ Richard J. Fitzpatrick
Richard J. Fitzpatrick, President and CEO

Exhibit A

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This is a confidential agreement (this “Separation Agreement”) between you, Gerald L. Brickey, and us, Cowlitz Bancorporation and Cowlitz Bank (collectively, “Employer”). This Separation Agreement is dated for reference purposes                     , 20        , which is the date we delivered this Separation Agreement to you for your consideration.

1. Termination of Employment. Your employment terminates [or was terminated] on                     , 20         (the “Separation Date”).

2. Payments. In exchange for your agreeing to the release of claims and other terms in this Separation Agreement, we will pay you the Severance Benefit specified in Section 8(b) or the Change in Control Benefit in Section 8(d), as appropriate, of the Agreement between you and Employer dated June 13, 2005 (the “Employment Agreement”). Such provisions of the Employment Agreement are incorporated herein by reference. You acknowledge that we are not obligated to make these payments to you unless you comply with the material terms of the Employment Agreement and of this Separation Agreement.

3. COBRA Continuation Coverage. Your normal employee participation in the Bank’s group health coverage will terminate on the Separation Date. Continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA). Continuation of group health coverage after the Separation Date is entirely at your expense, as provided under COBRA.

4. Termination of Benefits. Except as provided in Section 3 above, your participation in all employee benefit plans and programs ended on the Separation Date. Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

5. Full Payment. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us, except for the Severance Benefit or Change in Control Benefit, if applicable.

6. No Further Compensation. Any and all agreements to pay you bonuses or other incentive compensation are terminated. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation. We owe no further compensation or benefits of any kind, except as described in Section 2 above.

7. Release of Claims.

(a) You hereby release (i) Employer and its subsidiaries, affiliates, and benefit plans, (ii) each of Employer’s past and present shareholders, executives, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Separation Agreement.

(b) The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

(c) You specifically waive any rights or claims that you may have under the Title 49 of the Revised Code of Washington, the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and all similar federal, state and local laws.

(d) You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Separation Agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Separation Agreement. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Separation Agreement. Should you apply for future employment with Employer, Employer has no obligation to consider you for future employment.

(e) You represent and warrant that you have all necessary authority to enter into this Separation Agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

(f) This Separation Agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers’ compensation benefits. This Separation Agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

(g) You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Separation Agreement, you may learn information that might have affected your decision to enter into this Separation Agreement. You assume this risk and all other risks of any mistake in entering into this Separation Agreement. You agree that this release is fairly and knowingly made.

(h) You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this Separation Agreement.

8. No Admission of Liability. Neither this Separation Agreement nor the payments made under this Separation Agreement are an admission of liability or wrongdoing by Employer.

9. Employer Materials. You represent and warrant that you have, or no later than the Separation Date will have, returned all keys, credit cards, documents and other materials that belong to us, in accordance with Section 8(g) of the Employment Agreement, which is incorporated herein by reference.

10. Nondisclosure Agreement. You will comply with the covenant regarding confidential information in Section 9(a) of the Employment Agreement, which covenant is incorporated herein by reference.

11. No Disparagement. You may not disparage Employer or Employer’s business or products, and may not encourage any third parties to sue Employer.

12. Cooperation Regarding Other Claims. If any claim is asserted by or against Employer as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

13. Nonsolicitation; No interference. You will comply with Sections 9(b) and (c) of the Employment Agreement, incorporated herein by reference, and Employer will have the right to enforce those provisions under the terms of Section 9(d) of the Employment Agreement, incorporated herein by reference. After the restrictive periods in Section 9(b) and 9(c) of the Employment Agreement, you will not, apart from good faith competition, interfere with Employer’s relationships with customers, employees, vendors, or others.

14. Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Separation Agreement. You acknowledge that you have had an adequate opportunity to do so.

15. Consideration Period. You have 21 days from the date this Separation Agreement is given to you to consider this Separation Agreement before signing it. You may use as much or as little of this 21-day period as you wish before signing. If you do not sign and return this Separation Agreement within this 21-day period, you will not be eligible to receive the benefits described in this Separation Agreement.

16. Revocation Period and Effective Date. You have 7 calendar days after signing this Separation Agreement to revoke it. To revoke this Separation Agreement after signing it, you must deliver a written notice of revocation to Employer’s President before the 7-day period expires. This Separation Agreement shall not become effective until the 8th calendar day after you sign it. If you revoke this Separation Agreement it will not become effective or enforceable and you will not be entitled to the benefits described in this Separation Agreement.

17. Governing Law. This Separation Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington.

18. Dispute Resolution.

(a) Arbitration. Any dispute arising under this agreement shall be settled by final, binding, private arbitration in Cowlitz County, Washington, unless the arbitrator is unwilling to travel to Cowlitz County, in which case the arbitration will be held in Seattle, Washington. This includes disputes about the meaning of the agreement and performance under the agreement. The arbitration will be conducted by Judicial Dispute Resolution LLC with the arbitrator appointed and the arbitration conducted in accordance with Judicial Dispute Resolution rules and procedures. The arbitrator will have full authority

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to determine all issues, including arbitrability. The arbitrator’s award may be reduced to final judgment in Cowlitz County Superior Court. Each party shall bear its own costs in connection with the arbitration and shall share equally the fees and expenses of the arbitrator, except that the arbitrator may award the prevailing party fees and costs. Notwithstanding the foregoing, an aggrieved party may seek a temporary restraining order or preliminary injunction in Cowlitz County Superior Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

(b) Expenses/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including but not limited to, attorneys’ fees, filing and service fees, witness fees and arbitrator’s fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

19. Saving Provision. If any part of this Separation Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Separation Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

20. Final and Complete Agreement. Except for the Employment Agreement to the extent it is expressly incorporated herein by reference, this Separation Agreement is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Separation Agreement relying on anything not set out herein.

COWLITZ BANCORPORATION	COWLITZ BANK

By:	By:
Title:	Title:

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Separation Agreement and confirm that I have read and understood each part of it.

Gerald L. Brickey

Date